Exhibit 10.20 December 13, 2021 Scott Romine 300 Innovation Drive Franklin, TN 37067 Dear Scott: I am pleased to share the details of your new role with Jackson National Life Insurance Company ("Jackson" or the "Company"), as follow below: 1. You will serve as the President of JNLD, reporting to Laura Prieskorn, Chief Executive Officer of Jackson, with immediate effect. You may also be appointed to serve as an officer or director of entities affiliated with Jackson. 2. Your base salary shall be $500,000 per year payable in bi-weekly installments subject to normal withholding deductions for taxes, fringe benefits, and similar items. 3. You will be eligible to receive annual bonuses based on company and individual performance. Your 2022 annual bonus target will be 250% of your base salary (i.e., $1,250,000 based on the $500,000 base salary described above). For the 2021 performance year, your target bonus will be prorated based on your $850,000 target for the portion of the year prior to this role change and your new $1,250,000 target for the portion of the year on and after this role change. 4. You will be eligible to receive annual long-term incentive awards. Awards are discretionary. Your 2022 target annual long-term incentive award will be $1,500,000. You will also receive an additional 2021 LTIP award granted as soon as practicable on or after December 13, 2021, with a target value of $800,000. When combined with your 2021 target annual award of $700,000 granted on October 4, 2021, your total 2021 annual LTIP award granted in 2021 is $1,500,000. Further information about the LTIP program will be available when awards are granted. In the event this description of the LTIP and your eligibility to participate is inconsistent with the LTIP documents describing the LTIP approved from time to time by the appropriate board and/or committee, the board and/or committee-approved documents exclusively shall govern. 5. In addition to the base salary and incentives above, you will continue to be eligible for Jackson’s competitive benefit package that includes group health insurance, group life insurance in the amount of two times your annual salary, disability income insurance, retirement benefits, paid time off, dependent tuition reimbursement, 401(k) plan with match and profit sharing, nonqualified Management Deferred Income Plan (MDIP), and a number of other programs. Jackson reserves the right to change any of its benefits and incentive plans and programs at any time. 6. You will continue to be an “at will” employee of the Company, which means you are free to resign or leave employment at any time, and the Company is free to terminate your employment at any time, with or without cause. Depending on your role your personal investment trading activities may be limited and/or required to be disclosed to the Company due to certain information to which you will be deemed to have access. We are very excited about this new opportunity for you and look forward to a mutually rewarding working relationship. If you have questions, please do not hesitate to contact me. Sincerely, Dana Rapier Chief Human Resources Officer, Jackson